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                                                                    Exhibit 99.1

For more information:

Brian Westrich                                        Cathy-Anne O'Brien
314-982-9109                                          BCE Nexxia Media Relations
westricb@fleishman.com                                (416) 581-3311
                                                      1-888-482-0809
                                                      cathy-anne.obrien@bell.ca

   Entrust Awarded Largest Contract in its History by BCE Nexxia to Deliver "Enhanced Internet Security" for Government of Canada's "Secure Channel" Project

   Secure Channel project will bring enhanced Internet security to millions of citizens and businesses throughout Canada

DALLAS, July 2, 2001 - Entrust Inc. (Nasdaq: ENTU), a leading global provider of Internet security solutions and services, has been awarded a US$17.6 million (C$27 million) contract by BCE Nexxia to deliver enhanced Internet security as part of the Government of Canada's "Secure Channel" project. Secure Channel will help transform the way Canadians access and use government services by providing secure access to key government services and information anytime and from nearly anywhere.

     The US$17.6 million (C$27 million) contract for software and services was awarded to Entrust after a consortium of technology leaders, led by BCE Nexxia, was awarded a contract by the Government of Canada to establish Secure Channel. Through its partner relationship with BCE Nexxia, Entrust will deliver enhanced Internet security capabilities including identification, entitlements, verification, privacy and security management required to enable citizens to securely conduct online activities such as filing tax returns, renewing passports and checking employment records. It is expected that the software and services revenue from this contract will be recognized equally over four quarters, beginning in the second quarter of 2001 and extending through the first quarter of 2002. The agreement between Entrust and BCE Nexxia facilitates additional support services revenue for Entrust, as well as the ability to expand the software coverage to enable enhanced Internet security for wireless devices such as personal digital assistants.

     "As the BCE family of companies and other technology leaders such as Entrust bring together complementary skills and expertise, the consortium is well-equipped to take the first step in realizing a major e-government initiative that will change the way Government of
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Canada services are delivered to all Canadians," said Randy Reynolds, president of BCE Nexxia. "This contract represents another example of BCE bringing together and leading a consortium that will go beyond the traditional supplier-customer relationship and form a private-public sector collaboration with Government of Canada."

     "As jurisdictions look to move transactions online, constituent trust will increasingly be tied to governments' ability to provide a secure environment," said John Goggin, vice president, META Group's Electronic Government Strategies. "We will see an increasing number of jurisdictions following Canada's lead in providing constituents with secure access to government service."

     "The Government of Canada is a world-leader in delivering enhanced Internet security for online government services. As governments move higher value transactions online, Entrust's industry-leading enhanced Internet security capabilities will help to create the secure and trusted environment required," said Bill Conner, Entrust president and chief executive officer. "The contract is the largest in Entrust's history and reflects how we are collaborating with service providers to deliver solutions tailored to the government, financial and Global 1000 enterprise market sectors we announced in early June."

     BCE Nexxia, priming a consortium of technology leaders including BCE Emergis and CGI and others, has been awarded a US$37.6 million (C$57 million) contract to build and manage a state-of-the-art e-government infrastructure for the Government of Canada.

     The solution, called the "Secure Channel", represents a major step in the Government of Canada's plan to become a world leader in electronic service delivery. The Secure Channel is designed to allow Canadian citizens and businesses to access a wide range of different government services electronically. Key components of the solution include the IP network, security, authentication, directory services, service broker, and portal interfaces.

     According to BCE Nexxia, Entrust was chosen for its industry leadership, its strong relationship with other consortium members, and its proven ability to deploy large-scale government security projects. Entrust's services and solutions also meet the Government of Canada's standards and specifications for enhanced Internet security. The contract builds on Entrust's track record delivering enhanced Internet security to governments in Canada, including a major deployment of strong authentication, entitlements and verification capabilities for the government of Ontario during the first quarter of 2001.
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About BCE Nexxia

BCE Nexxia, a division of Bell Canada, provides total communications solutions to national business customers and operates a state-of-the-art coast-to-coast IP-Broadband network. Bell Canada, Canada's national leader for communications in the Internet world, provides connectivity to residential and business customers through wired and wireless voice and data communications, high speed and wireless Internet access, IP-broadband services, e-business solutions, local and long distance phone and directory services. Bell Canada is owned by BCE Inc. of Montreal (80%) and by SBC Communications Inc. of San Antonio, Texas (20%). For more information please visit www.bell.ca.

About Entrust

Entrust Inc. (Nasdaq: ENTU) is a leading global provider of Internet security solutions and services that make it safe to do business and complete transactions over the Internet. Entrust has the industry's broadest set of identification, entitlements, verification, privacy and security management capabilities. Major corporations, service providers, financial institutions and government agencies in more than 40 countries rely on the privacy, security and trust provided through Entrust's portfolio of award-winning technologies. For more information, please visit www.entrust.com.

This press release contains forward-looking statements relating to Entrust's delivery of enhanced Internet security capabilities under the BCE Nexxia contract and the timing of revenue recognition for software and services to be provided under the contract, and such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays or difficulties in the provision of software or services under the BCE Nexxia contract, unexpected contingencies in the contract, difficulties in coordinating the provision of products and services with BCE Nexxia and/or the Government of Canada, technical difficulties, software errors or bugs, governmental regulations, general economic conditions and the risk factors detailed from time to time in Entrust's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.